Exhibit 99.1

News

CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com
CAPITALSOURCE REPORTS SECOND QUARTER 2005
OPERATING RESULTS
•	Earned net income of $45.5 million
•	Earned diluted net income per share of $0.39
•	Grew funded loan portfolio to $5.1 billion, an increase of $352 million from March 31, 2005
Chevy Chase, MD, July 28, 2005 – CapitalSource Inc. (NYSE: CSE) today reported net income of $45.5 million, or $0.39 per diluted share, for the quarter ended June 30, 2005.
Our second quarter 2005 earnings represented a 16% increase over first quarter 2005 earnings of $39.2 million, or $0.33 per diluted share, and a 63% increase over second quarter 2004 earnings of $27.9 million, or $0.24 per diluted share. Second quarter 2005 returns on average assets and average equity were 3.56% and 17.89%, respectively, compared to first quarter 2005 returns on average assets and average equity of 3.30% and 16.59%, respectively.

Loan Portfolio
•	Gross loans outstanding increased to $5.1 billion as of June 30, 2005, an increase of $352 million from $4.7 billion as of March 31, 2005.

•	As of June 30, 2005, 37% of our loan portfolio had been originated by our Healthcare and Specialty Finance Business, 34% by our Corporate Finance Business and 29% by our Structured Finance Business. These percentages compare to 34% originated by our Healthcare and Specialty Finance Business, 38% by our Corporate Finance Business and 28% by our Structured Finance Business as of March 31, 2005.

•	Net interest and fee income was $114.9 million for the second quarter 2005, an increase of $14.4 million, or 14%, from $100.5 million for the first quarter 2005.
Yield / Cost of Funds / Leverage / Net Interest Margin
•	Yield on average interest earning assets was 12.59% for the second quarter 2005, an increase of 113 basis points from 11.46% for the first quarter 2005. This increase was the result of an 82 basis point increase in yield from fee income and a 31 basis point increase in yield from interest income. The increase in yield from fee income was primarily the result of an increase in prepayment-related fee income, which contributed 105 basis points to yield in the second quarter 2005 compared to 41 basis points in the first quarter 2005, and an increase in loan administration and other fees due to portfolio growth. The increase in yield from interest income was primarily due to higher short-term interest rates during the quarter.

•	Cost of funds was 4.25% for the second quarter 2005 compared to 3.71% for the first quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter and an increase in amortization of deferred financing fees due to higher loan prepayments in our term debt securitizations, partially offset by a decrease in margins on credit facilities.

•	Leverage, as measured by the ratio of total debt to equity, increased to 4.17x as of June 30, 2005 from 3.95x as of March 31, 2005. This increase was primarily due to increased borrowings to fund portfolio growth, including the closing of a $1.25 billion term debt securitization during the quarter.

•	Net interest margin was 9.18% for the second quarter 2005, a 66 basis point increase from 8.52% for the first quarter 2005. Net interest margin increased due to higher yield, partially offset by a higher cost of funds and higher leverage.

Credit Quality
•	The provision for loan losses was $5.0 million for the second quarter 2005, a decrease of $4.9 million from $9.9 million for the first quarter 2005. Of this amount, $3.8 million was for specific reserves compared to $8.7 million in specific reserves for the first quarter 2005. The provision for general reserves in the second quarter of 2005 was $1.2 million.

•	During the second quarter 2005, we recorded charge offs of $5.6 million, or 0.47% of average loans during the quarter (annualized). These charge offs had minimal impact on second quarter 2005 net income due to the $5.5 million of specific reserves recorded in prior periods relating to the charged off loans. During the first quarter of 2005, we recorded de minimis charge offs.

•	Allowance for loan losses was $44.5 million as of June 30, 2005, a $0.6 million decrease from $45.1 million as of March 31, 2005. This decrease was due to the loan charge offs described above, partially offset by an increase in the provision for general and specific reserves. Allowance for loan losses as a percentage of gross loans was 0.88% as of June 30, 2005, a decrease of 8 basis points from 0.96% as of March 31, 2005. General reserves as a percentage of gross loans were 0.64% as of June 30, 2005, compared to 0.67% as of March 31, 2005. General reserves as a percentage of the portfolio decreased from last quarter primarily due to the composition of the portfolio continuing to change to a greater percentage of asset-based loans and first mortgage loans (for which types of loans we record lower general reserves). Specific reserves as a percentage of gross loans were 0.24% as of June 30, 2005, compared to 0.29% as of March 31, 2005.
Operating Expenses
•	Total operating expenses were $41.1 million for the second quarter 2005, an increase of $10.5 million from $30.6 million for the first quarter 2005. Operating expenses as a percentage of average total assets were 3.22% for the second quarter 2005, an increase of 64 basis points from 2.58% for the first quarter 2005. These increases were primarily the result of the compensation costs related to higher incentive compensation and the issuance of restricted stock under our equity incentive plan.
Other Income
•	Other income was $5.7 million for the second quarter 2005, an increase of $1.4 million from $4.3 million for the first quarter 2005. This increase was primarily due to an increase in realized gains on investment sales and an increase in fees arising from our HUD mortgage origination services, partially offset by a decrease in diligence deposits forfeited.

Income Taxes
•	Our effective tax rate was 39.0% for both the second quarter 2005 and the first quarter 2005.
Conference Call and Webcast
We will host a conference call on Thursday, July 28, 2005 at 5:30 p.m. ET to discuss our second quarter results. If you wish to participate, please call (800) 299-7928 from the United States or (617) 614-3926 from outside the United States with pass code 47514069. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.
A telephonic replay will be available from approximately 7:30 p.m. ET July 28, 2005 through August 4, 2005. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code: 82571752. An audio replay will also be available on the Investor Relations page of the CapitalSource website.
About CapitalSource
CapitalSource is a specialized commercial finance company offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance, and Structured Finance. By offering a broad array of financial products, we had outstanding more than $7.6 billion in loan commitments as of June 30, 2005. Headquartered in Chevy Chase, MD, we have a national network of offices in cities including Atlanta, Boston, Buffalo, Chicago, Dallas, Los Angeles, Nashville, New York, Philadelphia, San Francisco and St. Louis. As of June 30, 2005, we had 436 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,
	2005	2005
	($ in thousands)
Assets
Cash and cash equivalents	$156,564	$87,750
Restricted cash	229,103	169,655
Loans:
Loans	5,069,320	4,717,308
Less deferred loan fees and discounts	(105,933)	(107,288)
Less allowance for loan losses	(44,549)	(45,105)

Loans, net	4,918,838	4,564,915
Investments	50,711	49,832
Deferred financing fees, net	42,538	37,402
Other assets	43,712	51,746

Total assets	$5,441,466	$4,961,300

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$1,316,506	$1,516,345
Term debt	2,472,258	1,830,999
Convertible debt	555,000	555,000
Accounts payable and other liabilities	55,495	69,929

Total liabilities	4,399,259	3,972,273

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 121,103,112 and 120,846,988 shares issued; 119,803,112 and 119,546,988 shares outstanding, respectively)	1,198	1,196
Additional paid-in capital	820,348	799,455
Retained earnings	317,686	272,231
Deferred compensation	(66,229)	(53,318)
Accumulated other comprehensive loss, net	(870)	(611)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	1,042,207	989,027

Total liabilities and shareholders’ equity	$5,441,466	$4,961,300

CapitalSource Inc.
Consolidated Statements of Income
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,	Six Months Ended June 30,
	2005	2005	2004	2005	2004
Net interest and fee income:
Interest	$119,267	$108,574	$71,718	$227,841	$131,981
Fee income	38,469	26,483	15,262	64,952	35,838

Total interest and fee income	157,736	135,057	86,980	292,793	167,819
Interest expense	42,797	34,586	16,275	77,383	29,374

Net interest and fee income	114,939	100,471	70,705	215,410	138,445
Provision for loan losses	5,047	9,902	5,143	14,949	12,406

Net interest and fee income after provision for loan losses	109,892	90,569	65,562	200,461	126,039

Operating expenses:
Compensation and benefits	30,588	21,366	17,116	51,954	31,988
Other administrative expenses	10,521	9,254	10,442	19,775	17,851

Total operating expenses	41,109	30,620	27,558	71,729	49,839

Other income (expense):
Diligence deposits forfeited	329	1,148	1,984	1,477	3,095
Gain (loss) on investments, net	3,164	2,128	234	5,292	(20)
(Loss) gain on derivatives	(80)	73	259	(7)	(256)
Other income	2,321	961	4,454	3,282	4,463

Total other income	5,734	4,310	6,931	10,044	7,282

Net income before income taxes	74,517	64,259	44,935	138,776	83,482
Income taxes	29,062	25,061	17,075	54,123	31,723

Net income	$45,455	$39,198	$27,860	$84,653	$51,759

Net income per share:
Basic	$0.39	$0.34	$0.24	$0.73	$0.45
Diluted	$0.39	$0.33	$0.24	$0.72	$0.44

Average shares outstanding:
Basic	116,669,187	116,398,277	115,770,083	116,539,867	116,274,840
Diluted	117,906,997	117,472,106	117,303,124	117,991,390	117,816,358

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
June 30,	March 31,	June 30,	Six Months Ended June 30,
2005	2005	2004	2005	2004
Performance ratios:
Return on average assets	3.56%	3.30%	3.44%	3.43%	3.51%
Return on average equity	17.89%	16.59%	13.30%	17.26%	12.16%
Net interest margin	9.18%	8.52%	8.73%	8.86%	9.40%
Operating expenses as a percentage of average total assets	3.22%	2.58%	3.40%	2.91%	3.38%
Efficiency ratio (operating expenses / net interest and fee income and other income)	34.07%	29.22%	35.50%	31.82%	34.20%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	1.13%	1.12%	0.00%	1.13%	0.00%
Loans on non-accrual status as a percentage of loans (as of period end)	2.22%	1.49%	0.98%	2.22%	0.98%
Net charge offs as a percentage of average loans (annualized)	0.47%	0.00%	0.44%	0.24%	0.40%
Allowance for loan losses as a percentage of loans (as of period end)	0.88%	0.96%	0.75%	0.88%	0.75%
Total debt to equity (as of period end)	4.17	x	3.95	x	3.04	x	4.17	x	3.04	x
Equity to total assets (as of period end)	19.15%	19.93%	24.57%	19.15%	24.57%

Average balances ($ in thousands):
Average loans	$4,787,725	$4,527,941	$3,101,515	$4,658,551	$2,814,236
Average assets	5,123,760	4,820,240	3,256,309	4,972,839	2,961,522
Average interest earning assets	5,023,928	4,780,423	3,255,972	4,902,992	2,962,201
Average borrowings	4,038,993	3,784,303	2,385,912	3,912,351	2,081,201
Average equity	1,019,211	958,019	842,422	988,784	855,668

CapitalSource Inc.
Loan Portfolio/Credit Quality Data
(Unaudited)
Loan Portfolio:

	June 30, 2005		March 31, 2005
		($ in thousands)
Composition of portfolio by lending business:
Healthcare and Specialty Finance	$1,883,315	37%	$1,620,201	34%
Corporate Finance	1,699,882	34	1,765,746	38
Structured Finance	1,486,123	29	1,331,361	28

Total	$5,069,320	100%	$4,717,308	100%

Composition of portfolio by loan type:
Senior secured asset-based loans	$1,778,224	35%	$1,557,038	33%
Senior secured cash flow loans	1,535,459	30	1,590,710	34
First mortgage loans	1,516,780	30	1,299,970	27
Mezzanine loans	238,857	5	269,590	6

Total	$5,069,320	100%	$4,717,308	100%

Asset Classification:

	June 30, 2005	March 31, 2005
	($ in thousands)
Loans 60 or more days contractually delinquent	$57,483	$52,971
Non-accrual loans (1)	112,409	70,196
Impaired loans (2)	174,853	142,117
Less: loans in multiple categories	(146,911)	(100,186)

Total	$197,834	$165,098

Total as a percentage of total loans	3.90%	3.50%

(1)	Includes loans with an aggregate principal balance of $34.5 million and $1.2 million as of June 30, 2005 and March 31, 2005, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $34.5 million and $30.0 million, respectively, as of June 30, 2005 and March 31, 2005 that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $112.4 million and $70.2 million as of June 30, 2005 and March 31, 2005, respectively, that were also classified as loans on non-accrual status.